UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

VERICHIP CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

See the disclosure provided in Item 5.02 below regarding the termination of the letter agreement, dated May 15, 2008, between VeriChip Corporation (the “Company”) and William J. Caragol and the termination of the separation agreement, dated May 15, 2008, as amended, between the Company and Scott R. Silverman.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter Agreement with William J. Caragol

On December 31, 2008, the Company and Mr. Caragol, the Company’s former president, chief financial officer, secretary and treasurer, entered into a letter agreement (the “New Letter Agreement”) pursuant to which, effective January 1, 2009, Mr. Caragol serves as the Company’s acting chief financial officer. Unless the term is amended or the New Letter Agreement is terminated, the New Letter Agreement is in effect until July 31, 2009. Mr. Caragol will cease receiving salary and health benefits on January 1, 2009.

Compensation due to Mr. Caragol under the New Letter Agreement is in the form of shares of restricted common stock (the “Shares”) in the amount of 518,519. The grant of the Shares will take place upon the later to occur of: (i) stockholder approval of the 2007 Stock Incentive Plan, as amended and restated (the “Amended Plan”), or (ii) the filing of the Registration Statement on Form S-8 to reflect the Amended Plan (the “Grant Date”). The Shares will vest according to the following schedule: (i) 20% shall vest on the Grant Date; (ii) 40% shall vest on April 1, 2009; and (iii) 40% shall vest on July 31, 2009. However, in the event of a change in control (as defined in the Amended Plan) (hereafter, “Change in Control”) or if Mr. Caragol is terminated without cause (as defined below), the Shares will immediately vest. The Shares are subject to forfeiture in the event Mr. Caragol is terminated for cause, which is defined as (i) Mr. Caragol’s conviction of a felony; (ii) Mr. Caragol’s being prevented from providing services to the Company under the New Letter Agreement as a result of Mr. Caragol’s violation of any law, regulation and/or rule; or (iii) Mr. Caragol’s non-performance or non-observance in any material respect of any requirement with respect to Mr. Caragol’s obligations under the New Letter Agreement.

The New Letter Agreement also provides for the termination of all compensation-related plans currently in place between Mr. Caragol and the Company, including the letter agreement, dated May 15, 2008, between the Company and Mr. Caragol, provided that section 7 of such letter agreement will survive. The May 15, 2008 letter agreement is further described in and filed with a Current Report on Form 8-K filed by the Company with the SEC on May 16, 2008.

The foregoing description of the New Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the New Letter Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Letter Agreement with Scott R. Silverman

On December 31, 2008, the Company and Mr. Silverman, the Company’s chairman of the board, entered into a letter agreement (the “Letter Agreement”) pursuant to which, effective December 1, 2008 through December 1, 2009, he serves as the Company’s executive chairman, unless the term is amended or the Letter Agreement is terminated.

Mr. Silverman will receive 601,852 Shares on the Grant Date as compensation under the Letter Agreement. The Shares will be issued on the Grant Date. If Mr. Silverman remains involved in the day-to-day management of the Company (as determined by the Company’s board of directors), the shares will vest upon the earlier to occur of (i) January 1, 2010 or (ii) a Change in Control. The Shares are subject to forfeiture in the event that Mr. Silverman fails to remain involved in the day-to-day management of the Company (as determined by the Company’s board of directors) until the earlier to occur of (i) January 1, 2010 or (ii) a Change in Control.

In the event of a Change in Control during 2009, if Mr. Silverman (i) becomes or remains a director of the acquiring company, or in the case of a merger, the surviving entity, and (ii) does not voluntarily resign as a director for 12 months from the closing of the Change in Control transaction, Mr. Silverman will receive $25,000 per month for a period of not less than 12 months from the closing of the Change in Control transaction. Mr. Silverman is also entitled to the use of one car through December 31, 2009 and will no longer be entitled to receive any form of bonus or incentive compensation for services rendered to the Company during fiscal years ended December 31, 2008 and 2009.

The Letter Agreement also provides for the termination of the separation agreement, dated May 15, 2008, as amended, between the Company and Scott R. Silverman, provided that sections I.B., I.E., II.B. and II.C. of the separation agreement will survive. The separation agreement is further described in and filed with a Current Report on Form 8-K filed by the Company with the SEC on May 16, 2008 and the amendment to separation agreement is further described in and filed with a Quarterly Report on Form 10-Q filed by the Company with the SEC on August 14, 2008.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated December 31, 2008, between VeriChip Corporation and William J. Caragol
10.2	Letter Agreement, dated December 31, 2008, between VeriChip Corporation and Scott R. Silverman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeriChip Corporation

Date: January 6, 2009

/s/ William J. Caragol
William J. Caragol
Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated December 31, 2008, between VeriChip Corporation and William J. Caragol
10.2	Letter Agreement, dated December 31, 2008, between VeriChip Corporation and Scott R. Silverman

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